UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Keynote Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Keynote Systems, Inc.

777 Mariners Island Boulevard

San Mateo, California 94404

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 21, 2013

This is a supplement to the definitive proxy statement dated July 18, 2013 (the “Proxy Statement”) of Keynote Systems, Inc., a Delaware corporation (“Keynote,” “we” or the “Company”), that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at 777 Mariners Island Boulevard, San Mateo, California 94404 at 10:00 a.m. Pacific time on August 21, 2013, for the following purposes:

1.                                      Adoption of the Merger Agreement.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 23, 2013 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among the Company, Hawaii Parent Corp., a Delaware corporation (“Parent”), and Hawaii Merger Corp., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”);

2.                                      Advisory Approval of Certain Executive Compensation.  To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based upon or otherwise relates to the Merger;

3.                                      Adjournment or Postponement of the Special Meeting.  To approve the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes properly cast at the time of the special meeting; and

4.                                      Other Matters.  To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The Keynote board of directors (the “Board”) previously established July 17, 2013 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.

The Board has unanimously (i) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the Merger and the other transactions contemplated by the Merger Agreement, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and our stockholders and (iii) resolved to recommend the adoption of the Merger Agreement by our stockholders. Additionally, the Board and compensation committee each have previously determined that any compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the Merger are in the best interests of and fair to us and our stockholders. Accordingly, the Board unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” approval of the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger and “FOR” adjournment or postponement of the special meeting if necessary or appropriate. If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement to the proxy statement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on pages 17-19 of the Proxy Statement.

Litigation Relating to the Merger

As more fully described in the Proxy Statement, two class action suits were filed in the Superior Court of the State of California for San Mateo County (the “San Mateo Superior Court”) entitled Telker v. Keynote Systems, Inc., et al., Case No. CIV 522600 and Satyanaryana Gunda v. Keynote Systems, Inc., et al, Case No. CIV 522675. Additionally, two suits were filed in the Court of Chancery of the State of Delaware entitled Ruffner v. Keynote Systems, Inc., et al., Civil Action No. 8699-VCL and Vladimir Gusinsky Revocable Trust v. Keynote Systems, Inc., et al., Civil Action No. 8710-VCL (collectively, the “Actions”). All four of the Actions challenge the proposed acquisition of the Company. Each is a putative class action filed on behalf of our stockholders and name as defendants the Company, its directors, the Sponsor, Parent and Merger Sub. The Actions allege that the individual defendants breached their fiduciary duty by, among other things, failing to maximize stockholder value in negotiating and approving the Merger Agreement. Each of the Actions also allege that the Sponsor aided and abetted the alleged breaches of fiduciary duties, and the suits seek, among other relief, declaratory and injunctive relief enjoining the Merger.

On August 9, 2013, we entered into a memorandum of understanding (the “Memorandum of Understanding”) with the plaintiffs in the Actions, regarding the settlement of these Actions. The Company believes that no further supplemental disclosure is required under applicable law; however, to avoid the risk of the putative stockholder class actions delaying or adversely affecting the Merger and to minimize the expense of defending the Actions, the Company has agreed, pursuant to the terms of the proposed settlement, to make certain Supplemental Disclosures (as defined in the Memorandum of Understanding) related to the Merger, which are set forth below. The Memorandum of Understanding contemplates that the parties to the Actions will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to our stockholders. In the event that the parties to the Actions enter into a stipulation of settlement, a hearing will be scheduled at which the San Mateo Superior Court will consider the fairness, reasonableness and adequacy of the settlement. If the settlement is finally approved by the San Mateo Superior Court, it is anticipated that it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the Merger, the Merger Agreement and any disclosure made in connection therewith (but excluding claims for stockholder appraisal rights under Section 262 of the Delaware General Corporation Law). In addition, in connection with the settlement, the parties will negotiate in good faith regarding reasonable attorneys’ fees and expenses to be paid by Keynote, if the Merger is consummated, for the benefits achieved in the settlement by virtue of the Supplemental Disclosures.  Any such agreed-upon amount will be subject to court approval.  If the parties are unable to reach agreement regarding attorneys’ fees and expenses, plaintiffs and their counsel intend to petition the San Mateo Superior Court for an award of fees and expenses in connection with the Actions.  The Company or its successor shall pay or cause to be paid those attorneys’ fees and expenses agreed upon by the parties or awarded by the San Mateo Superior Court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the San Mateo Superior Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the Memorandum of Understanding may be terminated.

Supplemental Disclosures

As contemplated by the proposed settlement, the Company is providing certain disclosures that supplement those contained in the Proxy Statement. The supplemental information provided below should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty or aiding or abetting any of the foregoing. The supplemental disclosures are as follows:

The Merger — Background of the Merger

The first sentence of the first full paragraph on page 22 of the Proxy Statement is hereby replaced with the following: “In 2008 and the first half of 2009, the Company informally explored potential strategic transactions involving the Company with one financial sponsor and two strategic parties, but the Company did not receive an acquisition proposal from any of these parties.” The sixth sentence of the same paragraph is hereby replaced with the following: “Two of the proposals (one from a strategic party and one from Thoma Bravo) valued the Company at $15.00 per share of our common stock, which represented a premium of approximately 31% to the then- current market price. The proposal from the second strategic party was for a portion of the Company’s business only, and the proposal from Financial Sponsor A valued the Company at $15.25 per share of our common stock, which represented a premium of approximately 34% to the then-current market price.”

The following sentence is hereby added to the end of the third paragraph on page 23 of the Proxy Statement: “Of the confidentiality agreements entered into, two included “standstill” provisions, one of which ceased to be effective upon the Company’s entry into an acquisition agreement with a third party, and the other of which did not contain a ‘don’t ask, don’t waive’ provision.”

The first sentence of the fourth paragraph on page 23 of the Proxy Statement is hereby replaced with the following: “On February 8, 2013, at the recommendation of a third-party financial advisor, Mr. Smith held a meeting at the Company’s headquarters with representatives of a strategic party, which we refer to as Strategic Party B, with whom Mr. Smith had not previously discussed a potential strategic transaction involving the Company.”

The second full paragraph on page 30 of the Proxy Statement is hereby replaced with the following: “Later in the evening on June 23, 2013, the Company and Thoma Bravo finalized the ancillary documents to the Merger Agreement and executed the Merger Agreement.  In addition, Voting Agreements were executed by Thoma Bravo and all of the directors and the following officers:  Curtis Smith, Krishna Khadloya and Shawn White. The transaction was announced on the morning of Monday, June 24, 2013.”

The Merger — Opinion of the Company’s Financial Advisor

Comparable Company Analysis

Items (i) and (ii) of the first paragraph on page 34 of the Proxy Statement are hereby replaced with the following:

(i)                                     enterprise value, defined as equity value, plus debt, preferred stock, minority interests and capital lease obligations, less cash and cash equivalents, to estimated calendar year 2013 and 2014 revenue and earnings before interest income, taxes, depreciation, amortization of purchased intangibles, stock-based compensation or Adjusted EBITDA, referred to below as CY2013E Revenue, CY2014E Revenue, CY2013E Adjusted EBITDA and CY2014E Adjusted EBITDA, respectively, and

(ii)                                  stock price to estimated calendar year 2013 and 2014 earnings per share, or EPS, referred to below as CY2013E EPS and CY2014E EPS, respectively,

The parenthetical at the end of the first paragraph on page 34 of the Proxy Statement is hereby replaced with the following: “(except for Compuware Corporation, for which Savvian adopted the closing price of common shares as of December 14, 2012 to reflect the unaffected price prior to its receipt of an unsolicited acquisition proposal from Elliott Management on December 17, 2012).”

The following text and table is hereby inserted immediately following the last full paragraph on page 34 of the Proxy Statement:

“The following table sets forth the CY2013E and CY2014E trading multiples of Revenue, Adjusted EBITDA and EPS for these 12 companies:”

	Trading Multiple
	Revenue		Adjusted EBITDA(1)		EPS(1)
Metric	2013	2014	2013	2014	2013	2014
Agilent Technologies Inc.	2.2	2.1	10.3	9.1	14.9	13.0
Ascom Holding AG	1.0	0.9	6.5	6.1	11.6	10.4
CA Technologies	2.5	2.5	6.6	6.6	9.6	10.7
Compuware Corporation	2.1	2.0	12.0	8.7	32.5	18.1
comScore, Inc.	2.9	2.6	15.9	13.7	22.8	20.2
Hewlett-Packard Company	0.6	0.6	4.5	5.8	6.7	6.6
Ixia	2.6	2.3	10.5	9.0	18.7	16.4
JDS Uniphase Corporation	1.8	1.6	12.9	9.0	24.0	15.4
NetScout Systems, Inc.	2.4	2.1	8.9	7.3	18.1	14.6
NeuStar, Inc.	3.9	3.6	8.0	7.3	13.9	12.6
Spirent Communications Plc.	2.3	2.1	9.9	8.3	18.6	15.3
VeriSign, Inc.	6.7	6.3	10.5	9.8	19.6	17.5

(1)                                 Excludes stock-based compensation and any non-recurring charges.

The parenthetical at the end of the first partial paragraph on page 35 of the Proxy Statement is hereby replaced with the following: “(except for Compuware Corporation, for which the trading multiples are based on the closing price of common shares as of December 14, 2012 to reflect the unaffected price prior to its receipt of an unsolicited acquisition proposal from Elliott Management on December 17, 2012).”

The third row in the second table on page 35 of the Proxy Statement is hereby replaced with the following:

CY2013E Adjusted EBITDA	8.0	13.0	$11.50	$16.46

Discounted Cash Flow Analysis

The final paragraph on page 37 of the Proxy Statement is hereby replaced with the following: “Savvian performed a discounted cash flow analysis to estimate the present value of the unlevered free cash flows of the Company through the fiscal year ending September 30, 2017 and subsequent terminal years, based on estimates by Craig-Hallum Capital Group LLC research for the fiscal year ending September 30, 2014, the guidance of the management of the Company for the fiscal year ending September 30, 2017, and an assumed transaction date of September 30, 2013. For this analysis, unlevered free cash flows were defined as operating income plus the non-cash expenses of depreciation, amortization and stock-based compensation, minus cash income taxes, investment in working capital and capital expenditures. Cash taxes paid by the Company through 2017 were estimated by management of the Company after taking into account the impact from the utilization of the Company’s net operating losses.  In conducting this analysis, Savvian assumed that the Company would perform in accordance with forecasts provided by Craig-Hallum Capital Group LLC and management. Savvian estimated the perpetual cash flows by applying a terminal growth rate ranging from 2.0% to 4.0%, based on Savvian comparative analysis and judgment, and then discounted the cash flows projected through 2017 and the perpetual cash flows to present values using rates ranging from 13.0% to 15.0%. Savvian considered publicly available data and CapitalIQ financial databases when analyzing the range of discount rates for the Company, including: a risk-free rate based upon the U.S. Government 20-year Treasury yield, a market risk premium and size premium based upon data from Ibbotson Associates, and unlevered beta estimates based upon historical price data and CapitalIQ financial databases.  This analysis indicated a range of implied values per share of common stock, on a fully diluted basis, of $14.34 to $18.66. Savvian noted that the per share equity value implied by the Merger Consideration was above the range of equity values for our common stock implied by the discounted cash flow analysis.”

Securities Research Analysts’ Price Targets

The following text and table is hereby inserted immediately following the first paragraph on page 38 of the Proxy Statement:

“The following table sets forth the price targets that were published for Keynote stock:”

Research Firm	Analyst	Date of Report	Price Target
B. Riley & Co., LLC	Kevin Liu	5/1/2013	$16.50
Craig-Hallum Capital Group	Chad Bennett	5/1/2013	$15.00
Evercore Partners	Matthew Williams	4/30/2013	$13.00
Noble Financial	Mark Jordan	5/1/2013	$15.00
Northland Capital Markets	Michael Latimore	6/13/2013	$13.00

Additional Disclosures

The Company is also providing certain disclosures that are additional to those that are contained in the Proxy Statement and unrelated to the Memorandum of Understanding. The additional information provided below should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety. The additional disclosures are as follows:

The Merger — Background of the Merger

The following paragraph is hereby added after the second full paragraph on page 30 of the Proxy Statement: “On July 19, 2013, Strategic Party B submitted to the Board an unsolicited (i) request for confidential information regarding the Company and (ii) preliminary proposal, subject to the review of such information, to acquire 100% of the outstanding shares of common stock of the Company at a price of $21.00 per share. The Board met later that day and determined that failure to provide such information would be inconsistent with the directors’ fiduciary duties under applicable law. Accordingly, pursuant to the terms of the Merger Agreement, the Company provided Strategic Party B with access to such information, responded to additional requests for information from Strategic Party B and engaged in preliminary discussions with Strategic Party B regarding a possible transaction. On July 31, 2013, Strategic Party B informed the Company that it would not be in a position to propose terms and conditions of a transaction, including price, that were superior to the terms and conditions set forth in the Merger Agreement. The Company thereafter promptly removed Strategic Party B’s access to any confidential information regarding the Company.”